UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 17, 2007

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 17, 2007, The United Illuminating Company (“UI”), a wholly-owned subsidiary of UIL Holdings Corporation, entered into a joint development agreement (the “Agreement”) with NRG Energy, Inc. (“NRG”), pursuant to which UI and NRG have agreed to work together on an exclusive basis to develop and submit to the Connecticut Department of Public Utility Control (the “DPUC”) a joint proposal to construct peaking generation in Connecticut.  The joint proposal would be submitted in response to recently enacted Connecticut legislation, entitled “An Act Concerning Electricity and Energy Efficiency” (the “Act”), which requires UI to submit a proposal to construct peaking generation.

The Agreement provides that UI and NRG will use their reasonable best efforts to submit a joint proposal to the DPUC in the January 1, 2008 to February 1, 2008 time period imposed by the Act and work together in connection with the DPUC approval process following submission of the proposal.  The details of the joint proposal are subject to the mutual agreement of UI and NRG.  In the event that the DPUC accepts a joint proposal submitted by the parties, the Agreement contemplates that UI and NRG would each hold a 50% ownership interest in the peaking generation facilities, which will be located on sites throughout Connecticut.  The Agreement also provides that certain expenses incurred in connection with the joint proposal will be shared equally by the parties.

A copy of the Registrant's press release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits – The following exhibit is filed as part of this report:

99	Press release, dated October 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: October 23, 2007	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer